United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
December 18, 2013

Fidelity National Information Services, Inc.
(Exact name of Registrant as Specified in its Charter)

1-16427
(Commission File Number)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)

(904) 438-6000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 18, 2013, Fidelity National Information Services, Inc. ("FIS") entered into amendments to the earn-out provisions relating to its 2010 acquisition of The Capital Markets Company BVBA (“Capco”). These amendments are based on management’s outlook and increased projections of Capco’s future results in light of its consistently improving performance, and are intended to accelerate and complete the integration of Capco into FIS consistent with FIS’ strategic goals in the global market. Accordingly, these amendments establish a final agreed amount of $219 million in total cash contingent consideration for 2013, 2014 and 2015. The contingent consideration payments are subject to reduction for forfeitures and/or clawbacks upon specified events, and to reduction in the event of specified material adverse changes in Capco’s business.
On the same date, FIS also adopted an amendment to the New Hires and Promotions Incentive Plan, which FIS previously established for Capco employees. This amendment freezes the size of the Plan at $43 million, and the amended plan remains subject to reduction for forfeitures and/or clawbacks upon specified events and to reduction in the event of specified material adverse changes in Capco’s business.
In accordance with Generally Accepted Accounting Principles ("GAAP"), FIS accounts for adjustments to increase contingent consideration liabilities as charges in the statement of earnings. As a result of the foregoing and the amendments to the New Hires and Promotions Plan, FIS will incur a charge of approximately $94 million in the fourth quarter of 2013.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Information Services, Inc.
Date December 20, 2013	By:	/s/ Michael P. Oates
		Name:	Michael P. Oates
		Title:	Corporate Executive Vice President,
General Counsel and Corporate Secretary